                                                                   EXHIBIT 10.27

                                                                           VITEX

November 10, 1997


John R. Barr
120 Walpole Street
Dover, MA  02030

Dear John:

On behalf of the VITEX Board of Directors, I would like to take this opportunity to confirm the Company's offer to you to join the VITEX team at our Melville facility as President, Chief Executive Officer and Member of the Board of Directors. We are pleased you have accepted our offer to start on or about December 1, 1997, at a salary of $10,769.23 biweekly (which annualized is $280,000).

Each year, you will also be eligible for additional compensation (a "Performance Bonus") which will be determined by the achievement of personal objectives and by the Company's achievement of financial and other performance goals. For 1998, the Company will guarantee you a bonus of $45,000 payable in two equal installments - at the end of 6 months from your start date and at the end of 12 months from your start date.

Furthermore, upon approval by the VITEX Board of Directors you will receive a stock option grant of 1,027,500 shares which will enable you to participate meaningfully in the long-term growth and success of the Company. A personalized description of the specific compensation package being offered to you is attached.

Please sign and date in the space provided below and remit to us at your earliest convenience.

John, all of us look forward to welcoming you personally to the VITEX team.

Sincerely,

/s/ James Northrup

James Northrup
Vice President, Human Resources

        /s/ John R. Barr
AGREED:__________________________

        11/11/97
DATED: __________________________

                                     VITEX
                      COMPENSATION SUMMARY - JOHN R. BARR


BASE SALARY:

               You will receive a base salary at the biweekly rate of $10,769.23 which annualized is $280,000. Pay checks are distributed biweekly (every other Thursday) and we provide Direct Deposit for your convenience.

               Annual Merit Increases based upon job performance are granted as of April 1st each year for work performed during the previous twelve months (April 1 - March 31). Team Members hired on or after January 1st through March 31st are not eligible for merit increases given as of April 1st of the current year, but will be considered for increases the following year.

               Team Members hired between April 1st and December 31st will be eligible for a pro rata increase based on the number of full payroll periods they were on payroll, assuming expected performance, during that time frame.

PERFORMANCE
BONUS:

               You will be eligible for additional compensation, a "Performance Bonus", to be paid after the end of the Company's fiscal (calendar) year. The Performance Bonus payouts will be determined by the Company's achievement of annual financial and other performance goals and by the achievement of specific personal performance objectives.

               Eligibility to participate in the Performance Bonus is determined by being a regular full-time team member and by being on the Company's payroll on or before June 30 of the Performance Bonus year (calendar year).

               Team members who join the Company after January 1 and by no later than June 30 will be eligible for a pro-rata Performance Bonus payment based upon the number of full payroll periods on payroll. Your guaranteed 1998 award will be $45,000.

INCENTIVE STOCK
OPTION:

               You will be eligible to participate in the Company's Incentive Stock Option (ISO) program. Based on your Job level in the Company and upon approval by the Company's Board of Directors, you will receive a stock option grant of 1,027,500 shares.

               Stock options are subject to vesting requirements under the Company's Incentive Stock Option Plan. Yearly vesting occurs at the rate of 25% per year starting at the date of grant. For example, if you were granted 1,000 shares, you would vest in the right to purchase 250 shares one year from the date of grant at the price in effect as of the date of grant. You would vest in another 250 shares at the end of the second year, and so forth.

               ISO's are granted to team members upon hire at the total discretion of the Company's Board of Directors. Therefore, we cannot guarantee that the number of shares and the timing of the grant will be as stated in this letter. Grants will be determined at the next quarterly Board Meeting.

                               BENEFITS SUMMARY

MEDICAL &
DENTAL: You will be eligible to participate in a comprehensive medical insurance plan, which includes major medical and dental coverage. Coverage is provided on either team member-only, or family coverage basis. Participation in this program requires partial team member co-payment of premiums which is deducted on a pre-tax basis via payroll deduction.

FLEXIBLE SPENDING/
DEPENDENT CARE
ACCOUNT:

               Team members will have the opportunity to put away monies on a pre-tax basis for medical expenses and/or dependent care expenses which are not covered under the medical or dental plan. For example, this will allow you to save on your eligible out-of-pocket medical expenses, such as deductibles or vision care, and/or your out-of-pocket child care expenses, such as daycare.

LIFE INSURANCE,
ACCIDENTAL DEATH
& DISMEMBERMENT:
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               Life insurance at one times your base annual salary will be provided by VITEX. You may purchase additional coverage for you and your eligible dependents at your own expense and pay for this coverage via payroll deduction. This optional coverage is available up to a maximum of $300,000. Eligibility for and the cost of optional coverage is governed by your age and evidence of insurability.

LONG-TERM
DISABILITY:

               If you become disabled and the disability lasts for more than six months, you will be eligible to receive a benefit of up to 60% of your base annual salary. This coverage will be paid by VITEX; or if you choose, you may pay the monthly premium on an after-tax basis. If you pay the premium instead of the Company, any benefits received by you in the future would be tax-free, providing added income during your disability. If VITEX pays your LTD premium, any benefits received by you in the future would be subject to tax as ordinary income.

401(K):

               After one month of service, you will be eligible to enter the VITEX Savings Plan on the first day of the following months -- January, April, July or October. You may save on a pre-tax basis up to 20% of your pay via payroll deduction.

VACATION/HOLIDAYS:

               You will be eligible for 27 vacation/holiday benefits. The following is our regular vacation/holiday accrual:

                         1st five years of service      22 days
                         6th through 10th years         27 days
                         11th year and beyond           32 days

SICK TIME:

               It is expected that everyone will be at work and fulfilling their responsibilities whenever possible. If you are sick and cannot properly carry out your responsibilities, please remain at home and get well as soon as possible. There is no specific sick time "allotment".

RELOCATION PACKAGE:

               You will receive our executive relocation package. In addition, the Company will reimburse you for reasonable and customary temporary living expenses and once weekly round trip travel from your current home to the Melville, NY area during the period from your date of hire until the end of the Dover school year, after which it is expected that you and your family will relocate to within reasonable commuting distance of the Company's Melville facility.

AUTOMOBILE OPTION:

               The Company will pick up your current automobile lease or provide a comparable situation.

The compensation and benefits outlined above are subject to change, and they may be reviewed and revised in the future to ensure that VITEX maintains a competitive position in the marketplace. More detailed information will be made available to you in written and oral communications.

Our offer is based on confidence that your employment with VITEX will be a mutually rewarding and enriching experience, but this offer does not constitute a contract of employment, nor does it guarantee a lifetime security. Employment at VITEX is employment-at-will.

VITEX
RELOCATION PACKAGE
------------------


     V.I. Technologies, Inc. ("VITEX") will reimburse senior level, exempt Regular Full Time employees for reasonable moving expenses, if agreed to as a condition of employment. This assistance is available for newly hired employees whose current residence is outside a 100 mile radius from our worksite. In order to assure appropriate costs are incurred and to minimize the tax impact on the employee, the Company, at its sole discretion, reserves the right to utilize the services of a relocation company in order to assist the employee.

     The employee should identify in advance the nature of expenses that can be foreseen relative to the move and obtain agreement with VITEX on the terms which are covered by this policy.

     Final approval will be given by the CEO and the VP-Human Resources. Any exceptions to this policy will require the written authorization of the CEO.

     Approved expense items must be supported by receipts or other proof of payment and submitted in an itemized report to the VP-Human Resources.

 .    MOVING OF HOUSEHOLD GOODS - reasonable expenses for moving household
     -------------------------
     furnishings and personal effects (including one car) to the new location will be reimbursed. (The moving of major recreational equipment or hobby equipment such as a boat and items such as firewood will not be reimbursed.) Two bids for such services are to be obtained and a final written proposal is to be submitted to the Company for approval prior to moving. Reasonable expenses associated with the temporary storage of household goods will also be reimbursed.

 .    FINDING A NEW HOME - reasonable expenses (including airfare, hotel, car
     ------------------
     rental and meals) associated with one trip of up to 4 days to the area for the purpose of finding a new home will be reimbursed.

 .    SELLING OF FORMER HOME AND PURCHASING OF NEW HOME - reasonable expenses
     -------------------------------------------------
     incidental of the sale of the former primary residence and the purchase of a new primary residence will be reimbursed, including:

     1)   attorney's fees;

     2)   real estate broker's commission at the selling location;

     3) other reasonable legally or contractually required charges such as mortgage tax, title insurance, up to two points on a new mortgage, transfer taxes;
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PAGE TWO
VITEX
Relocation Package
------------------

     4) bridge loan financing costs (or equivalent) for up to 4 months to assist the employee in the purchase of a new residence prior to the sale of the former residence.

 .    TRAVELING TO NEW HOME AND TEMPORARY LIVING EXPENSES - reasonable travel and
     ---------------------------------------------------
     related expenses for the employee and his/her family during the move from the former home location to the VITEX area will be reimbursed. If the employee and his/her family cannot move directly from their old home into their new home, expenses for reasonable lodging and meals for up to 5 days will be reimbursed.

     Furthermore, for a period of up to 3 months, reasonable temporary living expenses for the new employee at the new location will be reimbursed.
     Also, during the time period of temporary living expenses and prior to the closing of the sale of the former residence, reasonable expenses associated with the employee's trips back to the prior residence scheduled no more frequently than once every four weeks will be reimbursed.

     IF AN EMPLOYEE WHO RECEIVED BENEFITS/REIMBURSEMENT UNDER THE TERMS OF THIS RELOCATION POLICY VOLUNTARILY TERMINATES HIS/HER EMPLOYMENT AT VITEX WITHIN ONE YEAR OF BEING RELOCATED, ALL MONIES PAID BY VITEX TO OR ON BEHALF OF THE EMPLOYEE FOR RELOCATION MUST BE REIMBURSED TO VITEX.